Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

tel: 203 622 3131 fax: 203 622 6080

unitedrentals.com

United Rentals Reports Record EPS and EBITDA for Fourth Quarter and Full Year 2007

Reaffirms 2008 Outlook EPS Range of $2.80 - $3.00

GREENWICH, Conn. – February 28, 2008 – United Rentals, Inc. (NYSE: URI) today announced record earnings per share from continuing operations for both the fourth quarter and full year 2007. For the fourth quarter, earnings per share of $0.84 increased 18.3% compared with $0.71 for the fourth quarter 2006. For the full year, earnings per share of $2.76 increased 21.1% compared with $2.28 for the full year 2006.

2007 fourth quarter and full year earnings per share are before the benefit the company realized from its receipt of $100 million following the recent termination of its merger agreement with affiliates of Cerberus, net of related costs and expenses. Including this one-time benefit, the company reported 2007 fourth quarter and full year GAAP earnings per share of $1.36 and $3.26, respectively, also a record.

Fourth Quarter and Full Year 2007 Financial Highlights Compared with 2006
    (excluding merger termination benefit)

•

EBITDA increased 9.3% to a record $318 million for the fourth quarter and increased 8.0% to a record $1.17 billion for the full year. EBITDA margin improved 3.2 percentage points to 34.2% for the fourth quarter, and 1.6 percentage points to 31.4% for the full year. As discussed further below, the fourth quarter and full year EBITDA include a currency benefit of $17 million ($11 million after-tax). EBITDA is a non-GAAP measure.

•	Rental revenue increased 4.1% for the fourth quarter and 4.0% for the full year.

•	Same-store rental revenue increased 3.7% for the fourth quarter and 3.1% for the full year.

•

Time utilization, on a larger fleet, increased 2.3 percentage points for the fourth quarter and 2.5 percentage points for the full year, more than offsetting rental rate declines of 2.1% and 1.1% for the fourth quarter and full year, respectively.

•	SG&A expense as a percent of revenue improved 0.8 percentage points to 16.2% for the fourth quarter and 0.9 percentage points to 15.9% for the full year.

Fourth quarter 2007 income from continuing operations of $94 million, excluding a $59 million after-tax impact of the merger termination benefit, increased 22.1% from $77 million for the fourth quarter 2006. Full year 2007 income from continuing operations of $306 million, excluding a $57 million after-tax impact of the merger termination benefit, increased 22.9% from $249 million for the full year 2006. Fourth quarter and full year 2007 income from continuing operations includes net foreign currency transaction gains of $11 million, or $0.10 per diluted share, primarily related to the company’s Canadian operations. Additionally, full year 2007 income from continuing operations includes non-cash reductions in interest expense of $6 million, or $0.05 per diluted share, related to the mark-to-market impact of certain interest rate swaps. Of this benefit, $4 million, or $0.04 per diluted share, was recognized in the fourth quarter.

Total revenue from continuing operations was $930 million for the fourth quarter 2007, a decrease of 1.0% from the fourth quarter 2006, and $3.73 billion for the full year 2007, an increase of 2.5% from the full year 2006. The slight decline in fourth quarter total revenue reflects planned decreases in contractor supplies and used equipment sales of 20.6% and 12.6%, respectively, partially offset by a 4.1% increase in equipment rental revenue.

Excluding the merger termination benefit, free cash flow for the full year 2007 was $151 million after total rental and non-rental capital expenditures of $990 million, compared with free cash flow of $235 million for the full year 2006 after total rental and non-rental capital expenditures of $951 million. The year-over-year reduction in free cash flow reflects an increase in cash taxes paid and working capital usage in 2007 as compared to working capital generation in the prior year. Free cash flow is a non-GAAP measure.

The size of the rental fleet, measured by the original equipment cost, was $4.2 billion, and the average age of the fleet was 38 months at December 31, 2007, compared with $3.9 billion and 39 months at year-end 2006.

Full Year 2008 Outlook

The company reaffirmed its full year 2008 outlook for earnings per share of $2.80 to $3.00 based on anticipated rental revenue growth of 3.0% to $2.71 billion and total revenue of $3.53 billion. Rental revenue expectations reflect the following assumptions: an improvement in time utilization, virtually no growth capital and modest growth in non-residential construction activity. The company also expects to generate $1.17 to $1.21 billion of EBITDA, representing an expected full year EBITDA margin improvement to approximately 33.7% of revenues. Additionally, the company expects to generate $325 million to $375 million of free cash flow after planned total capital expenditures of approximately $715 million.

CEO Comments

Michael Kneeland, chief executive officer for United Rentals, said, “The record EPS and EBITDA we generated in 2007 were the direct result of a new strategic plan that is intensely focused on profitable growth. In mid-year, we put our operations under a microscope and returned our sales and service focus to our core equipment rental business, where we have numerous competitive advantages. This helped drive significant increases in time utilization and organic rental revenue growth. Additionally, we took action to improve our cost structure with a 9% headcount reduction, branch network optimization, and approximately $22 million in cumulative savings through better sourcing.”

Mr. Kneeland continued, “In 2008, we expect to continue to improve our performance as we move forward with the disciplined execution of our plan. In the first quarter, we’re on pace to double our equipment transfers compared with 2007. Our agility with fleet management and our ongoing cost containment initiatives should help drive a 33.7% EBITDA margin and strong free cash flow in 2008, given the current construction outlook. Our guidance is consistent with our goal of realizing $500 million in incremental annual EBITDA within five years.”

Return on Invested Capital (ROIC)

Return on invested capital was 14.5% for the twelve months ended December 31, 2007, an improvement of 0.6 percentage points from September 30, 2007, and a decline of 0.2 percentage points from December 31, 2006. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash. The company reports ROIC to provide information on the company’s efficiency and effectiveness in deploying its capital and improving stockholder value.

Additional Information on 2007 Results and Status of SEC Inquiry

For additional information concerning the company’s 2007 fourth quarter and full year results, including segment performance for its general rentals and trench safety, pump and power businesses, as well as the status of the previously announced SEC inquiry of the company and related matters, please see the company’s 2007 Form 10-K filed today with the SEC.

CEO Search

The company also reported that its board of directors has retained the executive recruitment firm of Heidrick & Struggles to conduct a search for a permanent chief executive officer. In doing so, the board confirmed that Michael Kneeland, who currently serves as CEO on an interim basis, is a candidate for the position. The board also commended Mr. Kneeland on his leadership of the company since June 2007.

Conference Call

United Rentals will hold a conference call tomorrow, Friday, February 29th, at 11:00 a.m. Eastern Time. The conference will be available live by audio webcast at www.unitedrentals.com, where it will be archived until the company’s next call.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have (and the ability to incur additional) significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2007	2006	% Change	2007	2006	% Change

Revenues:
Equipment rentals	$683	$656	4.1%	$2,630	$2,530	4.0%
Sales of rental equipment	76	87	(12.6%)	319	335	(4.8%)
New equipment sales	53	60	(11.7%)	230	232	(0.9%)
Contractor supplies sales	77	97	(20.6%)	378	385	(1.8%)
Service and other revenues	41	39	5.1%	174	158	10.1%

Total revenues	930	939	(1.0%)	3,731	3,640	2.5%

Cost of revenues:
Cost of equipment rentals, excluding depreciation	294	287	2.4%	1,179	1,137	3.7%
Depreciation of rental equipment	113	104	8.7%	434	408	6.4%
Cost of rental equipment sales	61	65	(6.2%)	235	237	(0.8%)
Cost of new equipment sales	43	50	(14.0%)	190	191	(0.5%)
Cost of contractor supplies sales	61	68	(10.3%)	306	302	1.3%
Cost of service and other revenue	19	18	5.6%	79	76	3.9%

Total cost of revenues	591	592	(0.2%)	2,423	2,351	3.1%

Gross profit	339	347	(2.3%)	1,308	1,289	1.5%

Selling, general and administrative expenses	151	160	(5.6%)	595	613	(2.9%)
Non-rental depreciation and amortization	16	13	23.1%	54	50	8.0%

Operating income	172	174	(1.1%)	659	626	5.3%
Interest expense, net	41	51		187	208
Interest expense - subordinated convertible debentures	2	2		9	13
Other income	(111)	—		(115)	—

Income from continuing operations before provision for income taxes	240	121	98.3%	578	405	42.7%

Provision for income taxes	87	44		215	156

Income from continuing operations	153	77	98.7%	363	249	45.8%

Loss from discontinued operation, net of taxes	—	(24)		(1)	(25)

Net income	$153	$53	188.7%	$362	$224	61.6%

Diluted earnings per share:
Income from continuing operations	$1.36	$0.71	91.5%	$3.26	$2.28	43.0%
Loss from discontinued operation	(0.01)	(0.22)		(0.01)	(0.22)

Net income	$1.35	$0.49	175.5%	$3.25	$2.06	57.8%

UNITED RENTALS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,

	2007	2006

ASSETS
Cash and cash equivalents	$381	$119
Accounts receivable, net	519	502
Inventory	91	139
Assets of discontinued operation	—	107
Prepaid expenses and other assets	57	56
Deferred taxes	72	82

Total current assets	1,120	1,005

Rental equipment, net	2,826	2,561
Property and equipment, net	440	359
Goodwill and other intangible assets, net	1,404	1,376
Other long-term assets	52	65

Total assets	$5,842	$5,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$15	$37
Accounts payable	195	218
Accrued expenses and other liabilities	310	322
Liabilities related to discontinued operation	—	22

Total current liabilities	520	599

Long-term debt	2,555	2,519
Subordinated convertible debentures	146	146
Deferred taxes	539	463
Other long-term liabilities	64	101

Total liabilities	3,824	3,828

Common stock	1	1
Additional paid-in capital	1,494	1,421
Retained earnings	431	69
Accumulated other comprehensive income	92	47

Total stockholders’ equity	2,018	1,538

Total liabilities and stockholders’ equity	$5,842	$5,366

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2007	2006	2007	2006

Cash Flows From Operating Activities:
Income from continuing operations	$153	$77	$363	$249
Adjustments to reconcile income from continuing operations to net cash provided by operating actvities:
Depreciation and amortization	129	117	488	458
Amortization of deferred financing costs	2	2	9	10
Gain on sales of rental equipment	(15)	(22)	(84)	(98)
Gain on sales of non-rental equipment	—	(2)	(5)	(4)
Foreign currency transaction gain	(17)	—	(17)	—
Non-cash adjustments to equipment	10	(1)	9	7
Stock compensation expense	3	5	15	16
Write-off deferred financing fees and unamortized premiums on interest rate caps	—	1	—	9
Increase in deferred taxes	20	38	61	130
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	74	39	(5)	10
Decrease in inventory	35	12	51	16
(Increase) decrease in prepaid expenses and other assets	(1)	(1)	—	5
(Decrease) increase in accounts payable	(60)	(31)	(30)	9
Increase in accrued expenses and other liabilities	42	11	4	17

Net cash provided by operating activities - continuing operations	375	245	859	834
Net cash provided by operating activities - discontinued operation	—	7	9	24

Net cash provided by operating activities	375	252	868	858

Cash Flows From Investing Activities:
Purchases of rental equipment	(85)	(86)	(870)	(873)
Purchases of non-rental equipment	(39)	(28)	(120)	(78)
Proceeds from sales of rental equipment	76	87	319	335
Proceeds from sales of non-rental equipment	3	4	23	17
Purchases of other companies	—	—	(23)	(39)

Net cash used in investing activities - continuing operations	(45)	(23)	(671)	(638)
Net cash provided by (used in) investing activities - discontinued operation	—	1	67	(10)

Net cash used in investing activities	(45)	(22)	(604)	(648)

Cash Flows From Financing Activities:
Proceeds from debt	39	—	460	265
Payments on debt	(111)	(246)	(531)	(669)
Proceeds from the exercise of common stock options	10	14	32	78
Shares repurchased and retired	(1)	(3)	(5)	(4)
Excess tax benefits from share-based payment arrangements	3	—	31	—
Proceeds received in conjunction with partial termination of interest rate caps	—	—	—	3
Subordinated convertible debentures repurchased and retired	—	(13)	—	(77)

Net cash used in financing activities	(60)	(248)	(13)	(404)

Effect of foreign exchange rates	(1)	(3)	11	(3)

Net increase (decrease) in cash and cash equivalents	269	(21)	262	(197)
Cash and cash equivalents at beginning of period	112	140	119	316

Cash and cash equivalents at end of period	$381	$119	$381	$119

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2007	2006	% Change	2007	2006	% Change

General Rentals
Total revenues	$876	$888	(1.4%)	$3,508	$3,423	2.5%
Operating income	159	159	—	602	568	6.0%
Operating margin	18.2%	17.9%	0.3 pts	17.2%	16.6%	0.6 pts

Trench Safety, Pump and Power
Total revenues	54	51	5.9%	223	217	2.8%
Operating income	13	15	(13.3%)	57	58	(1.7%)
Operating margin	24.1%	29.4%	(5.3 pts)	25.6%	26.7%	(1.1 pts)

Total United Rentals
Total revenues	$930	$939	(1.0%)	$3,731	$3,640	2.5%
Operating income	172	174	(1.1%)	659	626	5.3%
Operating margin	18.5%	18.5%	—	17.7%	17.2%	0.5 pts

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2007	2006	% Change	2007	2006	% Change

Income from continuing operations	$153	$77	98.7%	$363	$249	45.8%
Loss from discontinued operation, net of taxes	—	(24)		(1)	(25)

Net income	153	53	188.7%	362	224	61.6%
Convertible subordinated note interest	—	—		2	2
Subordinated convertible debentures interest	2	2		5	8

Net income available to common stockholders	$155	$55	181.8%	$369	$234	57.7%

Weighted average common shares	86.1	81.1	6.2%	83.4	79.6	4.8%
Series C and D preferred shares	17.0	17.0	—	17.0	17.0	—
Convertible subordinated notes	6.5	6.5	—	6.5	6.5	—
Stock options, warrants, restricted stock units and phantom shares	1.8	4.7	(61.7%)	3.5	6.0	(41.7%)
Subordinated convertible debentures	3.3	3.5	(5.7%)	3.3	4.7	(29.8%)

Total weighted average diluted shares	114.7	112.8	1.7%	113.7	113.8	(0.1%)

Diluted earnings available to common stockholders:
Income from continuing operations	$1.36	$0.71	91.5%	$3.26	$2.28	43.0%
Loss from discontinued operation	(0.01)	(0.22)		(0.01)	(0.22)

Net income	$1.35	$0.49	175.5%	$3.25	$2.06	57.8%

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as (i) net cash provided by operating activities – continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash provided by operating activities – continuing operations and free cash flow.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2007	2006	2007	2006

Net cash provided by operating activities - continuing operations	$375	$245	$859	$834
Purchases of rental equipment	(85)	(86)	(870)	(873)
Purchases of non-rental equipment	(39)	(28)	(120)	(78)
Proceeds from sales of rental equipment	76	87	319	335
Proceeds from sales of non-rental equipment	3	4	23	17
Excess tax benefits from share-based payment arrangements	3	—	31	—

Free Cash Flow (1)	$333	$222	$242	$235

(1) Fourth quarter and full year 2007 free cash flow includes $94 and $91, respectively, related to the merger termination benefit.

UNITED RENTALS, INC.
EBITDA GAAP RECONCILIATION
(In millions)

“EBITDA” represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Management believes EBITDA provides useful information about operating performance and period-over-period growth. However, EBITDA is not a measure of financial performance or liquidity under GAAP and accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between income from continuing operations before provision for income taxes and EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2007	2006	2007	2006

Income from continuing operations before provision for income taxes	$240	$121	$578	$405
Interest expense, net	41	51	187	208
Interest expense - subordinated convertible debentures	2	2	9	13
Depreciation - rental equipment	113	104	434	408
Non-rental depreciation and amortization	16	13	54	50

EBITDA (1)	$412	$291	$1,262	$1,084

(1) Fourth quarter and full year 2007 EBITDA includes a merger termination benefit of $94 and $91, respectively.